PROMISSORY NOTE

February 18, 2004

$234,493.00

Promise to Pay. For value received, Squires Turbo Systems, Inc., a Utah corporation ("Borrower"), promises and agrees to pay to Richard K. Squires, an individual ("Lender"), in lawful money of the United States of America, the principal sum of Two Hundred Thirty-four Thousand Four Hundred Ninety-three and no/100 Dollars ($234,493.00) plus interest from the date of this Note as provided below.

Interest. Interest shall accrue on the unpaid balance of this Note at a rate of fifteen percent (15%) per annum and shall be paid as provided below; provided, however, that after the occurrence of any event of default, and during the continuance of the default, this Note shall bear interest at a rate of twenty-one percent (21%) per annum.

Payment; Maturity. Payments of principal and interest under this Note shall be made in accordance with the attached amortization schedule. This Note shall mature and all principal and interest under this Note shall be due and payable five (5) years from the date hereof.

Application of Payments. All payments shall be applied first, to expenses incurred to enforce the Borrower's obligations under this Note, second, to any accrued interest, and the remainder shall be applied to principal.

Prepayment. Prepayments hereunder may be made at any time and in any amount without penalty. Any partial prepayment made under this Note shall be applied to installments due in reverse order of maturity and shall not operate to postpone, suspend the obligation to make, or alter the size of any future payment(s) due hereunder.

Default. Any of the following shall constitute an event of default under this Note: (i) failure to pay any sum due hereunder in the agreed upon amount on the date due; or (ii) failure to perform any obligation to be satisfied or performed hereunder at the time and in the manner required; or (iii) failure to perform any obligation to be satisfied under that certain Investment Agreement between Lender, Borrower, and certain other parties of even date with this Note (the "Investment Agreement"). Upon the occurrence of any event of default, the whole of the indebtedness represented by this Note, both principal and interest, and including all other amounts that may become due hereunder, shall, at Lender's option, become immediately due and payable without presentment, demand, protest, or notice of any kind.

Costs of Enforcement. In the event of any default under this Note, Borrower agrees to pay any and all costs and expenses (regardless of the particular nature thereof and whether incurred with or without suit or before or after judgment) which may be incurred by Lender in connection with the enforcement of any of Lender's rights under this Note or under any security or other related instruments, including without limitation Lender's court costs and reasonable attorneys' fees.

No Waiver of Acceleration Right. The acceptance of any payment after the occurrence of a default or any event giving rise to a right of acceleration shall not constitute a waiver of the right of acceleration in connection with the default or event or any subsequent default or event.

Waiver. Borrower waives presentment for payment, protest, demand, notice of protest, notice of dishonor, and notice of nonpayment, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time by Lender hereof without in any way affecting Borrower's liability.

Successors and Assigns. This Note shall be fully binding upon Borrower and Borrower's lawful heirs, representatives, successors and permitted assignees.

Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Utah without regard to its rules regarding conflicts of law, and the parties hereto consent to personal jurisdiction in any court in the State of Utah.

SQUIRES TURBO SYSTEMS, INC.

By______________________________
Benjamin P. Cahoon, President